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                                                                     Exhibit 5.6


                 [LETTERHEAD OF BURNET, DUCKWORTH & PALMER LLP]

We hereby consent to the references to this firm under the captions "Certain Income Tax Considerations - Canadian Federal Income Tax Considerations", and "Legal Matters" in the Registration Statement on Form F-10 of Enerplus Resources Fund and the prospectus which forms a part thereof. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

This consent is not to be referred to in whole or in part in any document other than the Registration Statement and is not to be relied upon for any other purpose.

Yours truly,


/s/  BURNET, DUCKWORTH & PALMER LLP


Calgary, Alberta, Canada
November 15, 2002